Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Unisys Corporation for the registration of 52,421,654 shares of Unisys Corporation common stock and to the incorporation by reference therein of our report dated February 28, 2008 (except for Notes 2, 3, 5, 7, 9, 16, 18, and 19 related to the effect of the adoption of Statement of Financial Accounting Standard No. 160 – an amendment of ARB No. 51, as to which the date is May 11, 2009), with respect to the consolidated financial statements of Unisys Corporation included in the Current Report on Form 8-K filed on May 11, 2009 of Unisys Corporation, and the financial statement schedule for each of the two years ended December 31, 2007 included in Form 10-K for the year ended December 31, 2008, also incorporated by reference in the Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 14, 2009